Exhibit 99.1

FHN Reports Financial Results for First Quarter 2005

 -- Retail/Commercial Banking pre-tax income increased 36 percent to
    $118.7 million
 -- Loans grew 19 percent led by commercial loan growth of
    26 percent
 -- Core deposits grew 12 percent over first quarter 2004 to
    $11.5 billion
 -- Net charge-off ratio decreased to 17 basis points from 34 basis points last year
 -- Home purchase related originations grew 39 percent and
    represented 53 percent of total originations
 -- Capital markets non-depository revenues surpassed depository revenues, comprising 56 percent of total fixed income revenues
 -- Return on equity was 21.8 percent and return on assets was 1.30 percent
 -- Diluted earnings per share were $.85, up from $.81 in fourth quarter 2004

MEMPHIS, Tenn., April 21, 2005 (PRIMEZONE) -- First Horizon National Corporation (FHN) announced earnings of $109.2 million, or $.85 diluted earnings per share for first quarter 2005. This compares to 2004's first quarter earnings of $119.3 million, or $.92 diluted earnings per share.

"This quarter represents a solid start to the year," said Chairman and CEO, Ken Glass. "The execution of our strategic initiatives resulted in improved operating performances over last quarter in all of our business segments in spite of a continued weak market environment."

Glass continued, "We are pleased by the momentum evident as we accelerate the execution of our strategy. In addition to Northern Virginia, we are now establishing First Horizon banks in Georgia and Texas. At the same time we continue to be recognized as one of the best places to work, which makes it possible to hire the best talent, supporting our growth."

Return on average shareholders' equity and return on average assets were 21.8 percent and 1.30 percent, respectively for first quarter 2005 compared to 25.6 percent and 1.93 percent for first quarter 2004. Total assets were $35.2 billion and shareholders' equity was $2.1 billion on March 31, 2005, compared to $27.1 billion and $1.9 billion, respectively, on March 31, 2004.

PERFORMANCE HIGHLIGHTS

RETAIL/COMMERCIAL BANKING

Pre-tax income for Retail/Commercial Banking increased 36 percent to $118.7 million for first quarter 2005, compared to $87.7 million for first quarter 2004. Retail/Commercial Banking contributed 73 percent of total pre-tax income in first quarter 2005 compared to 49 percent in first quarter 2004. Total revenues increased 16 percent to $319.3 million for first quarter 2005 compared to $274.1 million for first quarter 2004.

Net interest income increased 25 percent to $197.9 million in first quarter 2005 from $158.1 million in first quarter 2004. The increase in 2005's net interest income is primarily attributable to 19 percent loan growth which consisted of 26 percent or $1.6 billion growth in commercial loans and 14 percent or $1.1 billion growth in retail loans. This growth reflects FHN's national expansion strategies, which leverage cross-sell opportunities in markets where we have a substantial mortgage presence and expansion of the sales force. Loan growth was partially funded by an increase in core deposits of 11 percent. Retail/Commercial Banking's net interest margin for first quarter 2005 was stable compared to first quarter 2004, and the margin increased 5 basis points compared to fourth quarter 2004.

Noninterest income increased 5 percent in first quarter 2005 to $121.4 million compared to $116.0 million in first quarter 2004. The increase in noninterest income in first quarter 2005 included $10.4 million net gains from whole-loan sales of approximately $440 million of real estate residential loans. Included in first quarter 2004 are $5.0 million net gains from the securitization of approximately $300 million of real estate residential loans. Also impacting growth in noninterest income is a 22 percent increase in merchant processing income reflecting increased volume from existing customers as well as an expanded customer base.

The provision for loan losses decreased to $13.1 million in first quarter 2005 from $14.2 million last year primarily due to improvements in the risk profile of both the retail and commercial loan portfolios. The risk profile of the retail portfolio improved as the mix shifted to a greater concentration of high credit score products. The risk profile of the commercial loan portfolio improved as indicated by current lower levels of watch and classified loans.

Noninterest expense was $187.5 million in first quarter 2005 compared to $172.2 million last year. The growth in noninterest expense was due to higher personnel costs which were largely attributable to national expansion initiatives. As total revenue grew 16 percent and noninterest expense grew 9 percent, the efficiency ratio improved from 63 percent in first quarter 2004 to 59 percent in first quarter 2005. This improvement in the efficiency ratio was accomplished through FHN's ability to leverage current infrastructure while executing national expansion initiatives.

MORTGAGE BANKING

Pre-tax income for Mortgage Banking decreased 35 percent to $41.2 million for first quarter 2005, compared to $63.5 million for first quarter 2004. Total revenues were $155.5 million in first quarter 2005, a decrease of 5 percent from $163.2 million in first quarter 2004.

Noninterest income decreased 6 percent to $122.6 million in first quarter 2005 compared to $130.8 million in first quarter 2004. Noninterest income consists primarily of mortgage banking-related revenue, net of costs, from the origination and sale of mortgage loans, fees from mortgage servicing and mortgage servicing rights (MSR) net hedge gains or losses. Total noninterest income is net of amortization, impairment and other expenses related to MSR and related hedges.

Mortgage loan origination volumes in first quarter 2005 were $7.6 billion compared to $6.9 billion in 2004 driven by an increase in home purchase related originations, which grew 39 percent from first quarter 2004. This increase demonstrates FHN's success in executing its strategy to grow the purchase market and was the result of an expanded sales force which increased 19 percent to almost 2,000 relationship managers. Refinance activity represented 47 percent of total originations during first quarter 2005 compared to 58 percent last year. Loans delivered into the secondary market increased 20 percent to $7.4 billion. Net revenue from originating and selling mortgage loans (generally driven by origination volumes and loans securitized and sold) increased 4 percent to $100.0 million compared to $95.8 million in first quarter 2004.

The mortgage-servicing portfolio grew 25 percent to $88.0 billion on March 31, 2005, from $70.3 billion on March 31, 2004. Total fees associated with mortgage servicing increased 25 percent to $67.9 million reflecting this growth. In addition, the growth in the servicing portfolio and rising interest rates led to a 41 percent increase in capitalized mortgage servicing rights and a 38 percent, or $12.9 million, increase in amortization expense compared to first quarter 2004. In total, the $14.6 million decrease in net servicing revenues consists of these and several other factors, including a decrease of $13.8 million in MSR net hedge gains and a favorable $4.2 million impact from lower MSR impairment charges. In addition, mortgage trading securities valuations had a negative $6.0 million impact on net servicing revenue due to the flattening of the yield curve and the negative impact of decreased volatility in the derivative market.

Noninterest expense increased 15 percent in first quarter 2005 to $114.3 million compared to $99.7 million in first quarter 2004. In first quarter 2005, noninterest expense was unfavorably impacted primarily by increased personnel expense associated with growth in the sales force.

CAPITAL MARKETS

Pre-tax earnings declined from $30.8 million in first quarter 2004 to $9.3 million in first quarter 2005 primarily due to a reduction in fixed income securities sales, net of a related decline in commissions and incentives. Significant uncertainties within the investment community regarding interest rates and other economic factors have caused fixed income investors to delay their purchases. As a result of these impacts, revenues from fixed income sales to depository and non-depository investors fell $19.0 million. First quarter 2005 results include impacts from the acquisition of the fixed income business of Spear, Leeds and Kellogg (SLK) which created one-time transition costs of approximately $3 million from the cost of carrying additional trading inventory and other expenses. Due to the SLK acquisition, non-depository revenues exceeded depository revenues and represented 36 percent of noninterest income in first quarter 2005 compared to 27 percent in first quarter 2004. Revenues from other fee sources include fee income from activities such as investment banking, equity research, portfolio advisory and the sale of bank-owned life insurance. Revenue from other fee sources decreased 10 percent from $37.3 million first quarter 2004 to $33.4 million in first quarter 2005.

Net interest income decreased $6.1 million due to an incremental capital charge of $4.6 million associated with funding the increase in business activities related to the SLK acquisition, as well as, $3.0 million due to the cost of carrying additional trading inventory.

Noninterest expense decreased 8 percent or $7.5 million, primarily due to lower personnel expense, reflecting the decline in commissions and incentives. The decline in noninterest expense was partially offset by increased costs associated with the acquisition of SLK.

CORPORATE

The Corporate segment's results showed a pre-tax loss of $6.3 million in first quarter 2005, compared to a pre-tax loss of $2.1 million in first quarter 2004 primarily related to a decrease in net interest income from a shift in balance sheet positioning. In March 2005, First Tennessee Bank National Association issued 300,000 shares of noncumulative perpetual preferred stock which provided $295.4 million additional capital.

AVERAGE BALANCE SHEET

Total average assets increased 37 percent to $34.1 billion for first quarter 2005. Total loans increased 19 percent to $16.7 billion as retail loans increased 14 percent and commercial loans grew 26 percent. Loans held for sale increased 62 percent to $5.3 billion. Interest-bearing core deposits increased 13 percent to $6.7 billion. Total core deposits increased 12 percent reflecting expansion strategies which emphasize a focus on convenient hours, free checking and targeted financial center expansion. Purchased funds increased 64 percent to $16.3 billion. Average shareholders' equity increased 9 percent in first quarter 2005.

The consolidated net interest margin was 3.12 percent for first quarter 2005 compared to 3.68 percent for first quarter 2004. This compression in the margin occurred as the spread decreased to 2.80 percent in 2005 from 3.45 percent in 2004 while average earning assets increased 37 percent and net interest income increased only 16 percent. Capital markets activities tend to compress the margin because of its strategy to reduce market risk by hedging its inventory in the cash markets, which reduces the term and accordingly the interest income earned on these transactions. The SLK acquisition increased this negative pressure on the corporate margin in first quarter 2005 as the capital markets balance sheet grew $3.7 billion. In addition, the mortgage warehouse negatively impacted the margin this quarter as the spread decreased 102 basis points to 2.89 percent and the volume grew 28 percent from 2004.

ASSET QUALITY

Continuing last year's trend, FHN's key asset quality ratios improved in first quarter 2005. The net charge-off ratio was 17 basis points in first quarter 2005 compared to 34 basis points in first quarter 2004 as net charge-offs decreased to $7.1 million from $11.8 million. Net charge-offs were impacted in first quarter 2005 by improvement in both the consumer and commercial loan portfolios. The nonperforming assets ratio was 38 basis points in first quarter 2005 compared to 48 basis points last year with nonperforming assets of $75.1 million on March 31, 2005, compared to $77.5 million on March 31, 2004. Provision for loan losses was $13.1 million in first quarter 2005 compared to $14.2 million in first quarter 2004. An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. (See the table on A-4 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-5 for asset quality ratios).

OUTLOOK

"Given our first quarter performance, the continued execution of our strategies, and the prevailing outlook for the operating environment, we still expect to resume earnings per share growth in 2005," said Chief Financial Officer Marty Mosby.

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, investor responses to these conditions, ability to execute business plans, geopolitical developments, and items already mentioned in this press release, as well as, critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

OTHER INFORMATION

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement which is available on FHN's website at www.FHNC.com.

Management will also host a conference call at 9:00 a.m. Eastern Time Thursday, April 21, 2005, to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 8:45 a.m. Eastern Time April 21, 2005, at 1-800-289-0569. The conference will be webcast live through the investor relations section of FHN's Web site. To access the webcast, visit http://www.shareholder.com/ftb/medialist.cfm. A replay of the call will be available from noon Eastern Time April 21, 2005, until midnight Wednesday, May 4, 2005, by calling (888)203-1112 or (719)457-0820 for international participants. The passcode is 1319451. The event will be archived and made available by 2:00 p.m. Eastern Time April 21, 2005, on FHN's Web site at www.FHNC.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance provided herein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

ABOUT FIRST HORIZON

The 13,000 employees of First Horizon National Corp. (NYSE: FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands - FTN Financial, First Horizon, and First Tennessee - provide customers with a broad range of products and services including:

 -- Capital Markets, with one of the nation's top underwriters of
    U.S. government agency securities
 -- Mortgage Banking, with one of the nation's top 20 mortgage originators and top 15 servicers, which earned a top-10 ranking in customer satisfaction from J.D. Power and Associates
 -- Retail/Commercial Banking, with the largest market share in
    Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother and Fortune magazines. FHN also was again named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.FHNC.com.

                  FIRST HORIZON NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                             Yearly Growth
                              (Unaudited)
 ---------------------------------------------------------------------
                                           Year-to-date
                                             March 31
                                     ----------------------
                                                               Growth
 (Thousands)                            2005         2004     Rate (%)
 ---------------------------------------------------------------------
 Interest income                     $ 384,876    $ 254,015    51.5 +
 Less interest expense                 157,429       58,006   171.4 +
 ---------------------------------------------------------------------
  Net interest income                  227,447      196,009    16.0 +
 Provision for loan losses              13,109       14,229     7.9 --
 ---------------------------------------------------------------------
  Net interest income after
   provision for loan losses           214,338      181,780    17.9 +
 Noninterest income:
  Mortgage banking                     118,408      126,566     6.4 --
  Capital markets                       95,162      117,928    19.3 --
  Deposit transactions and
   cash management                      33,255       33,961     2.1 --
  Merchant processing                   20,460       16,743    22.2 +
  Insurance commissions                 14,749       16,394    10.0 --
  Trust services and investment
   management                           11,164       11,804     5.4 --
  Gains on divestitures                     --        2,000     NM
  Securities gains/(losses), net           (66)         885     NM
  Other                                 50,266       43,844    14.6 +
 ---------------------------------------------------------------------
    Total noninterest income           343,398      370,125     7.2 --
 ---------------------------------------------------------------------
    Adjusted gross income after
     provision for loan losses         557,736      551,905     1.1 +
 Noninterest expense:
  Employee compensation, incentives
   and benefits                        242,986      238,250     2.0 +
  Occupancy                             24,516       20,963    16.9 +
  Equipment rentals, depreciation,
   and maintenance                      18,085       17,776     1.7 +
  Operations services                   18,477       15,399    20.0 +
  Communications and courier            12,893       11,803     9.2 +
  Amortization of intangible assets      3,362        2,171    54.9 +
  Other                                 74,536       65,614    13.6 +
 ---------------------------------------------------------------------
     Total noninterest expense         394,855      371,976     6.2 +
 ---------------------------------------------------------------------
 Pre-tax income                        162,881      179,929     9.5 --
  Provision for income taxes            53,672       60,658    11.5 --
 ---------------------------------------------------------------------
 Net income                          $ 109,209    $ 119,271     8.4 --
                                     =========    =========
 ---------------------------------------------------------------------
 Diluted earnings per
  common share                       $     .85    $     .92     7.6 --
 Dividends declared                  $     .43    $     .40

 SELECTED FINANCIAL RATIOS:
 --------------------------
 Return on average assets                 1.30%        1.93%
 Return on average
  shareholders' equity                    21.8         25.6
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                   FIRST HORIZON NATIONAL CORPORATION
                     AVERAGE STATEMENTS OF CONDITION
                              Yearly Growth
                               (Unaudited)

 ---------------------------------------------------------------------
                                       Year-to-date
                                         March 31
                               --------------------------
                                                             Growth
 (Thousands)                      2005           2004        Rate(%)
 --------------------------------------------------------------------
 Loans, net of unearned
   income:
   Commercial:
     Commercial, financial
      and industrial           $ 5,480,107    $ 4,491,546    22.0  +
     Real estate commercial      1,004,564        982,616     2.2  +
     Real estate
      construction               1,305,981        705,609    85.1  +
 --------------------------------------------------------------------
       Total commercial loans    7,790,652      6,179,771    26.1  +
   Retail:
     Real estate residential     7,385,847      6,810,550     8.4  +
     Real estate
      construction               1,105,392        550,504   100.8  +
     Other retail                  160,685        204,043    21.2  --
     Credit card receivables       238,066        259,337     8.2  --
 --------------------------------------------------------------------
       Total retail loans        8,889,990      7,824,434    13.6  +
 --------------------------------------------------------------------
    Total loans, net of
     unearned income            16,680,642     14,004,205    19.1  +
 Investment securities           2,794,805      2,546,749     9.7  +
 Loans held for sale             5,315,114      3,290,877    61.5  +
 Other earning assets            4,576,607      1,577,685   190.1  +
 --------------------------------------------------------------------
       Total earning assets     29,367,168     21,419,516    37.1  +
 Cash and due from banks           729,802        718,739     1.5  +
 Other assets                    3,994,471      2,755,755    45.0  +
 --------------------------------------------------------------------
       Total assets            $34,091,441    $24,894,010    36.9  +
                               ==========================
 Certificates of deposit
  under $100,000 and other
  time                         $ 2,102,399    $ 1,824,562    15.2  +
 Other interest-bearing
  deposits                       4,567,853      4,055,099    12.6  +
 --------------------------------------------------------------------
       Total interest-bearing
        core deposits            6,670,252      5,879,661    13.4  +
 Demand deposits                 1,784,963      1,791,882      .4  --
 Other noninterest-bearing
  deposits                       3,001,739      2,544,154    18.0  +
 --------------------------------------------------------------------
       Total core deposits      11,456,954     10,215,697    12.2  +
 Certificates of deposit
   $100,000 and more            10,147,069      5,856,287    73.3  +
 --------------------------------------------------------------------
         Total deposits         21,604,023     16,071,984    34.4  +
 Short-term borrowed funds       6,152,695      4,058,391    51.6  +
 Term borrowings                 2,616,152      1,821,762    43.6  +
 Other liabilities               1,653,219      1,069,770    54.5  +
 Preferred stock of
   subsidiary                       29,998            450      NM
 Shareholders' equity            2,035,354      1,871,653     8.7  +
 --------------------------------------------------------------------
      Total liabilities
        and shareholders'
        equity                 $34,091,441    $24,894,010    36.9  +
                              ===========================

 --------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                   FIRST HORIZON NATIONAL CORPORATION
                   PERIOD-END STATEMENTS OF CONDITION
                               (Unaudited)

 -------------------------------------------------------------------
                                      Year-to-Date
                                         March 31
                              ---------------------------
                                                            Growth
 (Thousands)                       2005           2004      Rate (%)
 -------------------------------------------------------------------

 Loans, net of unearned
  income:
  Commercial:
    Commercial, financial
     and industrial            $ 5,781,348    $ 4,638,980    24.6  +
    Real estate commercial       1,030,052        999,831     3.0  +
    Real estate construction     1,427,955        701,574   103.5  +
 -------------------------------------------------------------------
     Total commercial loans      8,239,355      6,340,385    30.0  +
  Retail:
    Real estate residential      7,358,940      6,832,121     7.7  +
    Real estate construction     1,190,155        591,941   101.1  +
    Other retail                   160,457        195,478    17.9 --
    Credit card receivables        234,915        252,195     6.9 --
 -------------------------------------------------------------------
     Total retail loans          8,944,467      7,871,735    13.6  +
 -------------------------------------------------------------------
     Total loans, net of
      unearned income           17,183,822     14,212,120    20.9  +
 Investment securities           2,899,916      2,485,592    16.7  +
 Loans held for sale             5,277,158      4,323,269    22.1  +
 Other earning assets            3,436,321      1,368,395   151.1  +
 -------------------------------------------------------------------
     Total earning assets       28,797,217     22,389,376    28.6  +
 Cash and due from banks           773,415        859,091    10.0 --
 Other assets                    5,586,791      3,835,701    45.7  +
 -------------------------------------------------------------------
     Total assets              $35,157,423    $27,084,168    29.8  +
                               ==========================

 Certificates of deposit
  under $100,000 and other
  time                         $ 2,145,312    $ 1,828,565    17.3  +
 Other interest-bearing
   deposits                      4,637,474      4,123,460    12.5  +
 -------------------------------------------------------------------
     Total interest-bearing
      core deposits              6,782,786      5,952,025    14.0  +
 Demand deposits                 2,473,179      2,525,380     2.1 --
 Other noninterest-bearing
   deposits                      3,035,455      2,777,088     9.3  +
 -------------------------------------------------------------------
     Total core deposits        12,291,420     11,254,493     9.2  +
 Certificates of deposit
  $100,000 and more             10,781,020      6,889,186    56.5  +
 -------------------------------------------------------------------
      Total deposits            23,072,440     18,143,679    27.2  +
 Short-term borrowed funds       4,679,886      2,436,270    92.1  +
 Term borrowings                 2,591,354      2,345,409    10.5  +
 Other liabilities               2,425,171      2,239,466     8.3  +
 Preferred stock of
  subsidiary                       295,858            448      NM
 Shareholders' equity            2,092,714      1,918,896     9.1  +
 -------------------------------------------------------------------
     Total liabilities and
      shareholders' equity     $35,157,423    $27,084,168    29.8  +
                               ==========================
 -------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 --------------------------------------------------------------------
 (Thousands)           1Q05      4Q04      3Q04      2Q04      1Q04
 --------------------------------------------------------------------
 ALLOWANCE FOR LOAN
  LOSSES:
   Beginning
    Reserve          $158,159  $161,856  $160,757  $160,685  $160,333
   Provision           13,109    11,783    10,044    12,292    14,229
   Transfers to
    held for sale          --    (4,705)     (351)   (1,239)   (2,087)
   Charge-offs        (11,022)  (13,742)  (12,497)  (14,305)  (16,085)
   Recoveries           3,949     2,967     3,903     3,324     4,295
 --------------------------------------------------------------------
    Ending Balance   $164,195  $158,159  $161,856  $160,757  $160,685
 -------------------=================================================

 Reserve for
  off-balance sheet
  commitments        $  8,212  $  7,904  $  8,259  $  7,883  $  7,001
 Total of allowance
  for loan losses
  and reserve for
  off-balance
  sheet commitments  $172,407  $166,063  $170,115  $168,640  $167,686
 --------------------------------------------------------------------
 NONPERFORMING ASSETS:
 RETAIL/COMMERCIAL
 BANKING:
  Nonperforming
   loans             $ 40,160  $ 41,102  $ 45,633  $ 45,671  $ 38,243
  Foreclosed real
   estate              22,239    24,092    27,428    28,833    25,355
  Other assets             --        --        --        --       336
 --------------------------------------------------------------------
 Total Retail/
  Commercial Banking   62,399    65,194    73,061    74,504    63,934
 --------------------------------------------------------------------
 MORTGAGE BANKING:
  Nonperforming
   loans - held for
   sale                 9,264     8,458     7,279    11,118     9,003
  Foreclosed real
   estate               3,456     3,686     5,044     4,417     4,523
 --------------------------------------------------------------------
 Total Mortgage
  Banking              12,720    12,144    12,323    15,535    13,526
 --------------------------------------------------------------------
   Total nonper-
    forming assets   $ 75,119  $ 77,338  $ 85,384  $ 90,039  $ 77,460
                    =================================================
 Loans past due 90
  days or more       $206,424  $213,596  $212,216  $202,167  $220,019
 Guaranteed portion
  of loans past due
  90 days or more     181,666   185,353   188,213   182,410   194,553

 Period-end loans,
  net of unearned
  (millions)         $ 17,184  $ 16,428  $ 16,403  $ 15,301  $ 14,212
 Insured loans            801       666       560       620       632
 --------------------------------------------------------------------
 Loans excluding
  insured loans      $ 16,383  $ 15,762  $ 15,843  $ 14,681  $ 13,580
                    =================================================
 Off-balance sheet
  commitments
  (millions)(a)      $  6,465  $  6,226  $  5,848  $  5,607  $  5,294
 --------------------------------------------------------------------
 (a) Amount of off-balance sheet commitments for which a reserve has been provided.
 Certain previously reported amounts have been reclassified to agree with current presentation.

                 FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 --------------------------------------------------------------------
 (Thousands)                  1Q05     4Q04     3Q04     2Q04    1Q04
 --------------------------------------------------------------------
 FHN CONSOLIDATED:
 Nonperforming loans
  ratio (a)                   .23%     .25%     .28%     .30%     .27%
 Nonperforming assets
  ratio (b)                   .38      .42      .48      .51      .48
 Allowance to total
  loans                       .96      .96      .99     1.05     1.13
 Allowance to loans
  excluding insured
  loans                      1.00     1.00     1.02     1.10     1.18
 Allowance to
  nonperforming
  loans (c)                408.85   384.80   354.69   351.99   420.17
 Allowance to
  nonperforming
  assets (d)               249.33   229.62   207.23   203.69   234.72
 Net charge-off
  ratio (e)                   .17      .26      .22      .30      .34

 RETAIL/COMMERCIAL BANKING:
 Nonperforming assets
  ratio (b)                   .36%     .40%     .44%     .49%     .45%
 Allowance to
  nonperforming
  assets                   263.14   242.60   221.54   215.77   251.33

 MORTGAGE BANKING:
 Nonperforming assets
  ratio (f)                   .01%     .01%     .02%     .02%     .02%
 --------------------------------------------------------------------
 (a)  Ratio is nonperforming loans in the loan portfolio to total loans
 (b)  Ratio is nonperforming assets related to the loan portfolio to total loans plus foreclosed real estate and other assets
 (c)  Ratio is allowance to nonperforming loans in the loan portfolio
 (d)  Ratio is allowance to nonperforming assets related to the loan portfolio
 (e)  Ratio is annualized net charge-offs to average total loans
 (f)  Ratio is nonperforming assets to unpaid principal balance of servicing portfolio

                  FIRST HORIZON NATIONAL CORPORATION
                      BUSINESS SEGMENT HIGHLIGHTS
                              (Unaudited)
 --------------------------------------------------------------------
 (Thousands)           1Q05      4Q04      3Q04      2Q04      1Q04
 --------------------------------------------------------------------
 RETAIL/COMMERCIAL
  BANKING
 Total Revenues      $319,302  $324,551  $294,960  $288,841  $274,084
 Loan Loss Provision   13,069    11,798    10,044    12,310    14,249
 Noninterest
  Expenses            187,505   191,551   180,250   177,235   172,224
                     ------------------------------------------------
  Pre-Tax Income     $118,728  $121,202  $104,666  $ 99,296  $ 87,611
 Taxes                 38,296    36,559    33,665    25,990    27,219
                     ------------------------------------------------
  Net Income         $ 80,432  $ 84,643  $ 71,001  $ 73,306  $ 60,392

 MORTGAGE BANKING
 Total Revenues      $155,525  $140,708  $146,984  $167,409  $163,242
 Loan Loss Provision       40       (15)       --       (18)      (20)
 Noninterest
  Expenses            114,305   110,736   109,255   118,711    99,664
                     ------------------------------------------------
  Pre-Tax Income     $ 41,180  $ 29,987  $ 37,729  $ 48,716  $ 63,598
 Taxes                 14,735    10,748    13,716    17,766    23,368
                     ------------------------------------------------
  Net Income         $ 26,445  $ 19,239  $ 24,013  $ 30,950  $ 40,230

 CAPITAL MARKETS
 Total Revenues      $ 90,607  $ 79,959  $ 81,562  $103,004  $119,564
 Noninterest
  Expenses             81,307    69,527    64,640    77,945    88,806
                     ------------------------------------------------
  Pre-Tax Income     $  9,300  $ 10,432  $ 16,922  $ 25,059  $ 30,758
 Taxes                  4,016     3,373     6,293     9,455    11,776
                     ------------------------------------------------
  Net Income         $  5,284  $  7,059  $ 10,629  $ 15,604  $ 18,982

 CORPORATE
 Total Revenues      $  5,411  $ (3,624) $ 22,358  $  6,651  $  9,244
 Noninterest
  Expenses             11,738    10,874    11,451    10,189    11,282
                     ------------------------------------------------
  Pre-Tax Income     $ (6,327) $(14,498) $ 10,907  $ (3,538) $ (2,038)
 Taxes                 (3,375)   (6,709)    2,949    (2,062)   (1,705)
                     ------------------------------------------------
  Net Income         $ (2,952) $ (7,789) $  7,958  $ (1,476) $   (333)

 TOTAL
 CONSOLIDATED
 Total Revenues      $570,845  $541,594  $545,864  $565,905  $566,134
 Loan Loss
  Provision            13,109    11,783    10,044    12,292    14,229
 Total Noninterest
  Expenses            394,855   382,688   365,596   384,080   371,976
                     ------------------------------------------------
 Consolidated
  Pre-Tax Income     $162,881  $147,123  $170,224  $169,533  $179,929
 Taxes                 53,672    43,971    56,623    51,149    60,658
                     ------------------------------------------------
 Net Income          $109,209  $103,152  $113,601  $118,384  $119,271
                     =================================================

CONTACT:  First Horizon National Corp.
          Investor Relations:
            Mark Yates
            (901) 523-4068
          Media Information:
            Kim Cherry
            (901) 523-4726